Exhibit 10.7

Execution Version

DATED  11 FEBRUARY  2011

(1)           2020 CHINA HOLDINGS, LTD.

(2)           SURFMAX INVESTMENT PARTNERS LIMITED

AGREEMENT IN RESPECT OF

THE ISSUE OF NOTE

BY

2020 CHINA HOLDINGS, LTD.

Deacons

5th Floor

Alexandra House

18 Chater Road

Central, Hong Kong

Tel: +852 2825 9211

Fax: +852 2810 0431

hongkong@deaconslaw.com

www.deacons.com.hk

THIS AGREEMENT is made on the 11th day of February 2011

BETWEEN:

(1)                                  2020 China Holdings, Ltd., a company incorporated in the Cayman Islands, whose registered office is at the offices of Walkers Corporate Services Limited, 87 Mary Street, George Town, Grand Cayman KY1-9005, Cayman Islands (“Issuer”); and

(2)                                  Surfmax Investment Partners Limited, a company incorporated in the British Virgin Islands, whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Investor”).

WHEREAS:

(A)                              The Issuer is an exempted company incorporated in the Cayman Islands with limited liability with an authorised share capital of US$50,000 divided into 50,000 Shares and as at the date hereof, two Shares have been issued to Louis Koo and Adrian Chan respectively and are fully paid or credited as fully paid.

(B)                                The Issuer has agreed to issue and the Investor has agreed to subscribe for the Note upon the terms and subject to the conditions contained in this Agreement and the Conditions.

NOW IT IS HEREBY AGREED as follows:

1.                                     INTERPRETATION

1.1                                In this Agreement and the recitals, unless the context otherwise requires:

“2020 GG” means 2020 GlobalGrowth Equities Limited, a company incorporated in the Cayman Islands, whose registered office is at Campbell Corporate Services Limited, Scotia Centre, P.O. Box 268, Grand Cayman KY1-1104, Cayman Islands;

“Affiliates” of a company means any subsidiaries or holding companies of such company or any subsidiaries of the holding companies of such company;

“AGL” means Acquity Group Limited, a company incorporated with limited liability in the Cayman Islands and having its registered office at the offices of Walkers Corporate Services Limited, 87 Mary Street, George Town, Grand Cayman KY1-9005, Cayman Islands;

“Agreement” means this Agreement and the Schedules as varied or amended from time to time in accordance with the provisions of Clause 13.5;

“Banking Day” means a day (excluding Saturday and Sunday) on which banks are generally open for business in Hong Kong;

“Board” means the board of Directors of the Issuer;

“Certificate” means the certificate to be issued in respect of the Note substantially in the form set out in Schedule 1;

“Completion” means completion of the issue and subscription of the Note at its full face value in accordance with Clause 3 and Schedule 2;

“Completion Date” means such date as may be agreed by the Parties or, failing agreement, the 28th day after the date of this Agreement;

“Conditions” means the terms and conditions to be attached to the Certificate substantially in the form set out in Schedule 1 (with such amendments thereto as the Issuer and the Investor may agree), and “Condition” refers to the relative numbered paragraph of the Conditions;

“Datai Bay” means Datai Bay Investments Ltd., a company incorporated in the Cayman Islands, whose registered office is at Equity Trust Company (Cayman) Ltd, 2nd Floor, Compass Centre, PO Box 10338, Shedden Road, Grand Cayman KY1-1003, Cayman Islands;

“Deed” means the deed dated 15 December 2010 entered into between 2020 GG, the Issuer, Datai Bay, SHK and the Investment Manager;

“Director” means a director of the Issuer;

“Encumbrances” means any option, right to acquire, right of pre-emption, title retention, deferred term or conditional sale, mortgage, charge, pledge, lien or other form of security or encumbrance or any other agreement or arrangement having a similar effect.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC;

“Investment Committee” means the investment committee of the Issuer;

“Investment Management Agreement” means the investment management agreement dated 21 February 2008 entered into between 2020 GG and the Investment Manager pursuant to which the Investment Manager shall manage all investment activities of 2020 GG, as novated by 2020 GG to the Issuer pursuant to the Deed, as the same may be varied or amended from time to time;

“Investment Manager” means 2020 Equity Partners Limited, a company incorporated with limited liability in the Cayman Islands and having its registered office at Campbell Corporate Services Limited, 4th Floor, Scotia Centre, P.O. Box 268, Grand Cayman KY1-1104, Cayman Islands and who is

registered with the Cayman Islands Monetary Authority as an Excluded Person pursuant to the Securities Investment Business Law (2003 Revision);

“Investor’s Warranties” means the representations, warranties and undertakings given by the Investor under Clause 5.1;

“IPO” means the initial public offering of AGL on the Stock Exchange;

“IPO Date” means the date on which dealings in the shares of AGL on the Stock Exchange commence;

“Issuer’s Warranties” means the representations, warranties and undertakings given by the Issuer under Clause 4.1 and Schedule 3;

“Listing Rules” means the rules of the Stock Exchange;

“New Bonds” shall have the same meaning as in the Deed;

“Note” means the note in the principal sum of US$26,648,415.62, to be issued by the Issuer to the Investor in accordance with the terms of this Agreement with the benefit of and subject to the provisions of the Conditions;

“Noteholder” means the person who is for the time being the registered holder of the Note;

“Parties” means the parties to this Agreement and “Party” means any one of them;

“PRC” means the People’s Republic of China;

“Share(s)” means the ordinary share(s) of US$0.10 each in the issued share capital of the Issuer existing on the date of this Agreement and all other (if any) stock or shares from time to time and for the time being ranking pari passu therewith and all other (if any) stock or shares in the capital of the Company resulting from any sub-division, consolidation or re-classification thereof;

“Shareholder(s)” means the holder(s) of Share(s) from time to time;

“SHK” means SHK Asian Opportunities Holdings Ltd., a company incorporated in the Cayman Islands, whose registered office is at Campbell Corporate Services Limited, 4th Floor, Scotia Centre, P.O. Box 268, Grand Cayman KY1-1104, Cayman Islands;

“Stock Exchange” means KOSDAQ (Korean Securities Dealers Automated Quotations);

“Subscription Money” means the full face value of the Note and, in the event of any delay in Completion due to the default of the Subscriber, together with interest accruing at the rate of 8% per annum compounded annually from but excluding the Completion Date to and including the date on which Completion actually takes place (on the basis of the actual number of days elapsed and a 365-day year);

“Trading Day” means a day on which shares in AGL are traded on the Stock Exchange;

“Underlying Assets” means ordinary shares in AGL, which shall take into account any alteration of, or accretions to, those shares as a result of a consolidation, subdivision or reclassification and includes without limitation any share splits and bonus shares; and

“United States Dollars” or “US$” means United States Dollars, the lawful currency of the United States of America.

1.2                                The expressions “Issuer” and “Investor” shall, where the context permits, include their respective successors and permitted assigns and personal representatives and any persons deriving title under them.

1.3                                Any reference in this Agreement to a “person” includes any individual, company, body corporate or unincorporate or other juridical person, partnership, firm, joint venture or trust or any federation, state or subdivision thereof or any government or agency thereof.

1.4                                Any reference in this Agreement to a “Recital”, “Clause” or “Schedule” shall be construed as a reference to a recital or a clause of or a schedule to this Agreement.

1.5                                Words importing the singular number shall include the plural and vice versa and words importing a gender shall include every gender.

1.6                                Headings of Clauses are for reference only and shall be ignored in construing this Agreement.

1.7                                Save as provided in Clause 1.1, words and expressions defined in the Companies Ordinance (Chapter 32 of the Laws of Hong Kong) shall have the same meaning in this Agreement.

1.8                                In this Agreement, unless the context requires otherwise, references to statutory provisions shall be construed as references to those provisions as replaced, amended, modified or re-enacted from time to time; words importing the singular include the plural and vice versa and words importing a gender include every gender; references to this Agreement shall be construed as references to such document as the same may be amended or supplemented from time to time; unless otherwise stated, references to Clauses and Schedules are to clauses of and schedules to this Agreement.  Clause headings are inserted for reference only and shall be ignored in construing this Agreement.

2.                                     ISSUE OF THE NOTE

The Issuer shall issue to the Investor the Note at its full face value and the Investor shall subscribe for such Note and shall pay the Subscription Money. The Note shall be issued upon and subject to the Conditions and the Certificate.

3.                                     COMPLETION

Completion for the issue and subscription of the Note shall take place on the Completion Date, whereupon each of the Issuer and the Investor shall perform all (but not some only) of their respective obligations as set out in Schedule 2.

4.                                     REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS BY THE ISSUER

4.1                                The Issuer hereby represents and warrants to the Investor that the Issuer’s Warranties in the terms set out in Schedule 3 are true in all material respects and not misleading in any material respect as at the date of this Agreement and as at Completion.

4.2                                Each of the Issuer’s Warranties shall be construed as a separate and independent warranty and save as expressly provided shall not be limited by reference to any other Issuer’s Warranties.

4.3                                Save and except as expressly stipulated in Clause 4.1, the Investor expressly acknowledges and agrees that the Issuer has not, and shall not be deemed to have, given any representation, warranties or undertakings in relation to its entering into of this Agreement and the performance of its obligations hereunder and any and all such representations, warranties and undertakings are hereby expressly excluded.

4.4                                The Issuer acknowledges that the Investor has entered into this Agreement in reliance on each of the Issuer’s Warranties which has also been given as a representation and with the intention of inducing the Investor to enter into this Agreement.

4.5                                The Issuer shall notify the Investor in writing immediately upon becoming aware of any event, facts, matters or circumstances that may give rise to a breach, which is a breach of or inconsistent with any of the Issuer’s Warranties.

4.6                                The Issuer agrees with the Investor to indemnify it against all losses, liabilities and costs which it may incur or suffer arising out of, or in connection with, the breach of any of the Issuer’s Warranties.

4.7                                The Issuer agrees and undertakes to procure the amendment of the Investment Management Agreement in the manner set out below effective from the maturity of the New Bonds or before any performance fee in respect of the Note is due and payable under the Investment Management Agreement:

(a)                                  the definition of “Convertible Bonds” shall be amended by deleting such definition in its entirety and replacing it with the following:

“Convertible Bonds” means (a) such convertible bonds subject to the Conditions issued by 2020 GlobalGrowth Equities Limited (“2020 GG”) to Datai Bay Investments Ltd. (“Datai Bay”) and SHK Asian Opportunities Holdings, Ltd. (“SHK”) respectively, (b) their successive bond securities issued by 2020 China Holdings, Ltd (“2020 CH”) pursuant to the deed dated 15 December 2010 and entered into among 2020 GG, 2020 CH, Datai Bay, SHK and the Investment Manager, and (c) the Note; and “Convertible Bond” means any of them.

(b)                                 the definition of “IPO” shall be amended by deleting such definition in its entirety and replacing it with the following:

“IPO” means the initial public offering of AGL on the Stock Exchange.

(c)                                  the definition of “IPO Date” shall be amended by deleting such definition in its entirety and replacing it with the following:

“IPO Date” means the date on which dealings in the shares of AGL on the Stock Exchange commence.

(d)                                 the definition of “Maturity Date” shall be amended by deleting such definition in its entirety and replacing it with the following:

“Maturity Date” in respect of a Convertible Bond has the same meaning as defined in its Conditions.

(e)                                  the definition of “Stock Exchange” shall be amended by deleting such definition in its entirety and replacing it with the following:

“Stock Exchange” means KOSDAQ (Korean Securities Dealers Automated Quotations).

(f)                                    the definition of “Underlying Assets” shall be amended by deleting such definition in its entirety and replacing it with the following:

“Underlying Assets” means ordinary shares in AGL, which shall take into account any alteration of, or accretions to, those shares as a result of a consolidation, subdivision or reclassification and includes without limitation any share splits and bonus shares.

(g)                                 the following new definitions shall be added to clause 1.1:

“AGL” means Acquity Group Limited, a company incorporated with limited liability in the Cayman Islands and having its registered office at the offices of Walkers Corporate Services Limited, 87 Mary Street, George Town, Grand Cayman KY1-9005, Cayman Islands.

“Note” means the note issued by 2020 CH to SIPL.

“SIPL” means Surfmax Investment Partners Limited.

(h)                                 clause 5 of the Investment Management Agreement shall be amended by adding the following immediately after clause 5.4 as the new clause 5.4A:

“5.4A                 For the performance fee relating to the Note held by SIPL:

(a)                                 Calculation of Final Performance Fee

=	Total net proceeds from sale of the Underlying Assets received by SIPL	+	In the event SIPL elects to exchange the Note for the Underlying Assets, then the aggregate value of the Underlying Assets exchanged and calculated in accordance with Clause 5.6	+	The Redemption Amount in the event SIPL elects to redeem the Note on the Maturity Date

(B)
	(A)				(C)

less (-) the principal amount of the Note together with interest accruing at the rate of 10% annually from the issue date of the Note to the Maturity Date () where:

	=	D x (1 + 0.1)N - D

D	=	the principal amount of the Note

N	=	number of years elapsed from the issue date of the Note to the date of exchange or redemption (on the basis of the actual number of days elapsed and a 365-day year),

x 20% = Final Performance Fee

(b)                                Calculation of Interim Performance Fee

Cumulative of A + B + C up to the point of exchange or redemption taking place (“Relevant Date”)	-

Cumulative amount of each exchange and/or redemption together with interest accruing at the rate of 10% per annum compounded annually from the date of issue of the Note to the date of each relevant exchange or redemption (on the basis of the actual number of days elapsed and a 365-day year)

		=	Interim Net Profit ()

Interim Net Profit x  20% =

Interim Performance Fee =  – (Cumulative Interim Performance Fee paid up to the Relevant Date, if any)

(c)                                 Claw-back

Notwithstanding any provisions contained in Clause 5.4A(b) above, in the event of any inconsistency or conflict between Clause 5.4A(a) and Clause 5.4A(b) above, the provisions of Clause 5.4A(a) shall always prevail. In this respect, if the cumulative payment of Interim Performance Fee shall exceed (for whatever cause or reason) the calculation on the Final Performance Fee, then the excess payment amount shall be refunded within 14 Banking Days by the Investment Manager to SIPL, failing which the excess payment amount shall attract an interest rate of 8% per annum compounded.”

5.                                     REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS BY THE INVESTOR

5.1                                The Investor hereby represents, warrants and undertakes to the Issuer in the terms set out in this Clause 5 that as at the date of this Agreement and as at Completion:

(a)                                  the Investor has the authority to enter into and perform this Agreement and the Note and that in entering into and performing this Agreement and the Note, it does not do so in breach of any applicable legislation and this Agreement constitutes its valid, binding and enforceable obligations;

(b)                                 all necessary consents authorisations and approvals of any governmental agency or body or other third parties required in its place of incorporation or elsewhere for or in connection with this Agreement and the subscription of the Note and the performance of the terms hereof and thereof have been, in relation to the Investor, obtained or made or will have been obtained or made by Completion; and

(c)                                  upon subscription of the Note and execution of the Certificate and delivery of the same, the Note and the Certificate will constitute legal, valid and binding obligations of the Noteholder.

5.2                                Each of the Investor’s Warranties shall be construed as a separate and independent warranty and save as expressly provided shall not be limited by reference to any other Investor’s Warranties.

5.3                                Save and except as expressly stipulated in Clause 5.1, the Issuer expressly acknowledges and agrees that the Investor has not, and shall not be deemed to have, given any representation, warranties or undertakings in relation to its entering into of this Agreement and the performance of its obligations hereunder and any and all such representations, warranties and undertakings are hereby expressly excluded.

5.4                                The Investor acknowledges that the Issuer has entered into this Agreement in reliance on each of the Investor’s Warranties which has also been given as a representation and with the intention of inducing the Issuer to enter into this Agreement.

5.5                                The Investor shall notify the Issuer in writing immediately upon becoming aware of any event, facts, matters or circumstances that may give rise to a breach, which is a breach of or inconsistent with any of the Investor’s Warranties.

5.6                                The Investor agrees with the Issuer to indemnify it against all losses, liabilities and costs which it may incur or suffer arising out of, or in connection with, the breach of any of the Investor’s Warranties.

5.7                                The Investor agrees that if there is an acceleration of any of the periods set out in clause 6.4(c)(i) to (iii) (both inclusive) of the Deed, priority shall be given to Datai Bay and SHK to dispose of their respective attributable interests in the shares of AGL based on their respective outstanding principal amount of the New Bonds.

5.8                                For the avoidance of doubt, the Investor agrees and acknowledges that it shall have no right to appoint a representative to either the Board or the Investment Committee.

6.                                     PROVISION OF INFORMATION

Subject to the Investor executing a non-disclosure or confidentiality agreement in favour of the Issuer in such form acceptable to the Issuer, the Issuer shall provide and procure the Investment Manager to provide the Investor with:

(a)                                  regular reporting on the investment activities, financial information and accounts of the Issuer including such information as the same is available to members of the Investment Committee and/or the Board from time to time;

(b)                               reporting on business and operational activities of the Underlying Assets and reporting on financial information of the Underlying Assets to the extent the same is available to the Issuer; and

(c)                                  access to the records, documents, agreements and financial data of the Issuer during normal business hours of the Issuer and after giving to the Issuer not less than seven (7) days prior notice in writing.

7.                                     FURTHER ASSURANCE

Each of the Parties agrees to do and execute or procure to be done and executed all such further acts, deeds, documents and things as may be reasonable and appropriate for such Party to do or execute or procure to be done in order to give full effect to the terms of this Agreement.

8.                                     ASSIGNMENT AND SUCCESSORS AND ASSIGNS

This Agreement shall be binding on and enure to the benefit of each Party’s successors in title and (subject to the other provisions of this Agreement) permitted assigns provided that the benefits and obligations or any part thereof bestowed upon each Party to this Agreement shall not be capable of being assigned, transferred, encumbered or otherwise disposed of except with the prior written consent of the other Party (which consent may be granted or withheld at the other Party’s absolute discretion).

9.                                     COSTS AND EXPENSES

Each Party shall bear its own costs and expenses incurred by it in connection with the preparation and negotiation of this Agreement and the issuance of the Note.

10.                              NOTICES

10.1                           Each notice, demand or other communication to be given or made under this Agreement shall be in writing, in the English language and delivered or sent to the relevant Party at its respective address or facsimile number set out below (or such other address or facsimile number as the addressee has by five (5) days’ prior written notice specified to the other Parties):

To the Issuer:	Address:	Room 2303, 23rd Floor
China Insurance Group Building
141 Des Voeux Road Central, Central
Hong Kong
	Fax:	(852) 2117 9390
	Attention:	Adrian Chan

To the Investor:	Address:	Room 2303, 23 rd Floor
China Insurance Group Building
141 Des Voeux Road Central, Central
Hong Kong
	Fax:	(852) 2117 9390
	Attention:	Gary Tse

10.2                           Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered: (a) if given or made by letter and delivered by hand or courier, when actually delivered to the relevant address; (b) if given or sent by registered mail, on the date which is two (2) Banking Days (in the case of mail sent to a local address) or five (5) Banking Days (in the case of mail sent to an overseas address) after the posting thereof; and (c) if given or made by facsimile, when despatched with confirmation of successful transmission (and if the deemed date of delivery is not a Banking Day, on the immediately following Banking Day).

11.                              CONFIDENTIALITY AND ANNOUNCEMENTS

11.1                          Each of the Parties agrees that it shall treat as strictly confidential all information received or obtained by it or its employees or advisers as a result of entering into or performing this Agreement and the Note including information relating to the provisions of this Agreement and the Note and the negotiations leading up to this Agreement and the Note, the subject matter thereof or the business or affairs of the Issuer and, subject to the provisions of Clauses 11.2 and 11.3, it will not at any time hereafter make use of or disclose or divulge to any person other than to its Affiliates any such information and shall use its reasonable endeavours to prevent the publication or disclosure of any such information (provided that in the case of the Investor this undertaking shall not require it to take any legal action against any person).

11.2                          The restrictions contained in Clause 11.1 shall not apply so as to prevent any Party from making any disclosure required by law or legal process by any securities exchange or supervisory or regulatory or governmental body pursuant to rules to which any Party is subject (provided that the requirements of Clause 11.3 are complied with) or from making any disclosure to any professional adviser for the purposes of obtaining advice (provided always that the provisions of Clause 11 shall apply to, and the relevant Party shall procure that they apply to and are observed in relation to, the use or disclosure by such professional adviser of the information provided to him) nor shall the restrictions apply in respect of any information which comes into the public domain otherwise than by a breach of Clause 11 by any of the Parties.

11.3                          No public announcement or communication of any kind shall be made in respect of the subject matter of this Agreement or the Note unless specifically agreed by the Parties or unless an announcement is required pursuant to relevant law or regulation the requirements of the Stock Exchange or any other recognised stock exchange.  Any announcement by any Party required to be made pursuant to any relevant law or the requirements of the Stock Exchange or any relevant stock exchange shall be issued only after such prior consultation with the other Party as is reasonably practicable in the circumstances.

11.4                          Notwithstanding the above, at the request of the holder or potential holder of any note of the Issuer, and with the prior written consent of the Investor, which consent may be given or withheld at the sole discretion of the Investor, such holder may be given the opportunity to review this Agreement and Conditions of the Note.

12.                              COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the different Parties on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.  Immediate evidence that a counterpart has been executed may be provided by transmission of such counterpart by facsimile machine with the original executed counterpart(s) to be forthwith put in the mail or delivered to the other Party.

13.                              MISCELLANEOUS

13.1                          Time shall be of the essence of this Agreement.

13.2                          This Agreement (together with the documents referred to herein including, without limitation, the Note) constitutes the entire agreement between the Parties with respect to its subject matter (no Party having relied on any representation or warranty made by the other Party which is not contained in this Agreement) and no variation of this Agreement shall be effective unless made in writing and signed by all of the Parties.  This Agreement supersedes all and any previous agreements, arrangements or understanding between the Parties relating to the matters referred to in this Agreement and all such previous agreements, understanding or arrangements (if any) shall cease and determine with effect from the date hereof.

13.3                          If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, the legality, validity or enforceability of the remaining provisions shall not be affected or impaired thereby.

13.4                          The terms of this Agreement and the Note shall remain valid and enforceable notwithstanding the issue and redemption or conversion or exchange of the Note to the extent that any of the terms in this Agreement or the Note has not been fully and properly performed or satisfied.

13.5                          No variation of this Agreement shall be effective unless made in writing and signed by the Parties.

13.6                          No failure or delay by any Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy.  Without limiting the foregoing, no waiver by any Party of any breach of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

13.7                          In the event of any conflict between the provisions of this Agreement and the provisions of the Articles of Association of the Issuer, then as between the Parties the provisions of this Agreement shall prevail.

14.                              GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong and the Parties hereby submit to the non-exclusive jurisdiction of the Hong Kong courts.

SCHEDULE 1

FORM OF THE CERTIFICATE

2020 CHINA HOLDINGS, LTD.

(incorporated in the Cayman Islands with limited liability)

Certificate No.: [*]

[*] NOTE

Issued pursuant to the memorandum and articles of association of 2020 China Holdings, Ltd. (the “Issuer”), a resolution of the board of directors of the Issuer passed on [*] and a resolution of the shareholders of the Issuer passed on [*].

THIS IS TO CERTIFY that Surfmax Investment Partners Limited, a company incorporated in the British Virgin Islands, whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands is the registered holder (“Noteholder”) of the above-mentioned Note (“Note”).  The Noteholder is entitled to require the Issuer to convert, exchange and/or redeem the whole or any part(s) of the principal amount outstanding under this Note subject to and in accordance with the terms and conditions attached hereto (“Conditions”) which shall form an integral part of this certificate (“Certificate”).

GIVEN under the seal of                                       this           day of                       .

Director

Notes:

The Note cannot be transferred to bearer on delivery and is only transferable to the extent permitted by Condition 2 of the terms and conditions thereof.  This Certificate must be delivered to the company secretary of 2020 China Holdings, Ltd. for cancellation and reissue of an appropriate certificate in the event of any such transfer.

(For endorsement in the event of partial exchange or redemption)

Date	Amount Exchanged/Redeemed (please specify)	Amount Outstanding

TERMS AND CONDITIONS OF THE NOTE

This Note shall be held subject to and with the benefit of the terms and conditions set out below and such terms and conditions shall be binding on 2020 China Holdings, Ltd. (the “Issuer”) and the Noteholder.  Save as the context otherwise requires, expressions defined in the agreement in respect of the issue of note between the Issuer and Surfmax Investment Partners Limited (the “Investor”) dated [*] (“Agreement”) shall bear the same meaning in this Certificate, and the definitions and rules of construction set out in the Agreement shall apply in the interpretation of the Note.

1.             PERIOD

1.1                                 For the purposes of these Conditions, “Maturity Date” means the Banking Day immediately preceding the third anniversary of the date of issue of the Note.

1.2                                 All Note which are redeemed or exchanged will forthwith be cancelled and such Note may not be reissued or resold.

2.             STATUS AND TRANSFER

2.1                                 The obligations of the Issuer arising under the Note constitute general unsubordinated, direct, unconditional unsecured obligations of the Issuer and shall at all times rank equally among themselves and pari passu with all other present and future unsecured and unsubordinated obligations of the Issuer except for obligations accorded preference by mandatory provisions of applicable law.  No application will be made for a listing of the Note on any stock exchange.

2.2                                 Subject to the prior written approval of the board of directors of the Issuer (“Board”), the Note (in whole or in part) may be transferred to any person.  The decision of the Board shall for all purposes be final, conclusive and binding on the Noteholder.

2.3                                 Notwithstanding anything herein to the contrary, the Noteholder may transfer the whole (but not part) of the Note to its Affiliate for the purpose of internal reorganisation only.

2.4                                 In relation to any assignment or transfer of the Note permitted under or otherwise pursuant to this Condition 2:

(a)                                  The Note may only be transferred by execution of a form of transfer (“Transfer Form”) which shall be in a form previously agreed between the Issuer and the Noteholder by the transferor and the transferee (or their duly authorised representatives). In this Condition, “transferor” shall, where the context permits or requires, include joint transferors or can be construed accordingly.

(b)                                 The Certificate of the Note must be delivered to the Issuer accompanied by: (i) a duly executed (and if required, duly stamped) Transfer Form; and (ii) in the case of the execution of the Transfer Form on behalf of a corporation by its officers, the authority of that person or those persons to do so and a copy of the constitutional document of such corporation.  The Issuer shall, within three (3) Banking Days of receipt of such documents from the Noteholder, cancel the existing Certificate and issue a new certificate under the seal of the Issuer, in favour of the transferee or assignee in respect of the Note (or the transferred or assigned part of the Note) as applicable and, if the Note is assigned or transferred in part only, issue a new certificate under the seal of the Issuer, in favour of the transferor in relation to the part of the Note not assigned or transferred.

2.5                                 Any legal and other costs and expenses incurred by the Issuer in connection with any transfer or assignment of the Note or any request therefor shall be borne by the Noteholder.

3.             INTEREST

The Note does not bear any interest.

4.             PAYMENTS

4.1                                 Any payment under the terms and conditions of the Note by the Issuer to the Noteholder shall be made for value on the due dates into the following bank account or as the Noteholder may notify the Issuer in writing from time to time: -

Name of Bank	:	The Hongkong and Shanghai Banking
Corporation Limited

Branch	:	Hong Kong Head Office

Address	:	1 Queen’s Road Central, Hong Kong

SWIFT code	:	HSBCHKHHHKH

For account of	:	Surfmax Investment Partners Limited

Account no.	:	400-845517-838

All payments by the Issuer shall be made in US Dollars in immediately available funds.  In the event that the Issuer is required by law to make any such deduction or withholding from any amount paid (except where such deduction or withholding represents any income, profits or other tax payable by the Noteholder), the Issuer shall pay to the Noteholder such amount less any such withholding or deduction required to be made.

4.2                                 All payments by the Issuer hereunder shall be made, not later than 12:00 noon (Hong Kong time) on the due date, by remittance to such bank account as the Noteholder may notify the Issuer from time to time.

4.3                                 If the due date for payment of any amount in respect of the Note is not a Banking Day, the Noteholder will be entitled to payment on the next following Banking Day in the same manner without interest.

4.4                                 The Issuer shall not be liable to make any payment in respect of the outstanding principal amount of the Note unless and until the original of the Certificate is presented to the Issuer at its address specified in Condition 13.  The Issuer shall retain the original of the Certificate upon the redemption or exchange thereof.

4.5                                 Save as provided under the terms of the Note, the outstanding principal amount of the Note or any part thereof shall not be repaid or prepaid by the Issuer.

5.             ELECTION AT MATURITY DATE

5.1                                 Subject always to Condition 8, on the Maturity Date, the Noteholder shall within fifteen (15) Trading Days thereafter give notice to the Issuer in writing electing either (a) to require the Issuer to redeem the whole (but not part) of the Note outstanding at the Redemption Amount and subject to the provisions of Conditions 5 and 6; or (b) to surrender and exchange the whole of the outstanding principal amount of the Note outstanding into Exchange Amount Payable to the Noteholder (as defined and to be calculated on the basis of the formula set out in Condition 7.2) on a disposal of the Underlying Assets or Exchange Shares Transferable to the Noteholder (as defined and to be calculated on the basis of the formula set out in Condition 7.2) (but not a combination of both) subject to the provisions of Condition 7.  The Investment Manager shall facilitate the implementation of any such election.  In the event that the election is not made within the stipulated timeframe, the Noteholder shall be regarded as having elected to surrender and exchange the whole of the outstanding principal amount of the Note into Exchange Amount Payable to the Noteholder.

5.2                                 For the purposes of Condition 5.1(a), the Redemption Amount for a Note shall be the principal amount of the Note outstanding as at the date of redemption, PROVIDED ALWAYS THAT the Issuer is entitled to deduct from the Redemption Amount an amount equivalent to “B” as set out below and the Issuer shall pay such amount to the Investment Manager:

B	=

all management fees deemed to have been accrued on a daily basis under the Investment Management Agreement since the date when management fees were last paid by the Noteholder or were paid pursuant to Condition 7 herein, which are attributable to the Note so redeemed.

5.3                                 Subject to all applicable laws, regulations, rules (including applicable listing rules) and any other requirements of the relevant stock exchange or other relevant authorities, if the Noteholder elects the Exchange Amount Payable to the Noteholder, the Issuer shall within seven (7) Trading Days after its receipt of such election pay to the Noteholder the Exchange Amount Payable to the Noteholder.

5.4                                Subject to all applicable laws, regulations, rules (including applicable listing rules) and any other requirements of the relevant stock exchange or other relevant authorities, if the Noteholder elects the Exchange Shares Transferable to the Noteholder, the Issuer shall within fourteen (14) Trading Days after its receipt of such election transfer to the Noteholder and/or its nominee(s) named in the election notice referred to in Condition 5.1 the Exchange Shares Transferable to the Noteholder.

6.             PROCEDURE FOR REDEMPTION

6.1                                 In the event of a redemption occurring pursuant to Condition 5 as aforesaid, the Noteholder shall give notice of redemption to the Issuer and present the original of the Certificate to the Issuer at its address specified in Condition 13 for redemption of the whole or such part (as the case may be) of the Note outstanding at the relevant Redemption Amount subject to the following provisions of this Condition 6.  The Noteholder shall also do and execute or procure to be done and executed all such further acts, deeds, documents and things as may be reasonable and appropriate for it to do or execute or procure to be done in order to implement and complete the redemption subject to the terms and conditions herein contained.

6.2                                The payment of the Redemption Amount to the Noteholder shall be made within sixty (60) days of the date of issue of the notice of redemption to the Issuer in accordance with Condition 6.1.  The redemption shall be effective and the original of the Certificate cancelled upon the payment of the Redemption Amount to the designated account.  If the Issuer fails to pay the Redemption Amount in accordance with the Conditions, IPO shall not proceed and the Noteholder is entitled to at any time thereafter exercise all rights available to it at law including but not limited to undertaking a conversion in accordance with Condition 8.

7.                                      SURRENDER AND EXCHANGE OF THE NOTE PRIOR TO MATURITY

7.1                                 If the Issuer, at the sole recommendation of the Investment Manager, elects to dispose of any Underlying Asset, following the IPO, a part of the Note outstanding (“Exchanged Note”) shall be mandatorily surrendered to the Issuer and exchanged into Exchange Amount Payable to the Noteholder or Exchange Shares Transferable to the Noteholder (but not a combination of both) at the election of Noteholder, subject to the provisions of Condition 7 (“Exchange”), provided that the Noteholder understands and acknowledges that the election to take Exchange Shares Transferable to the Noteholder is subject to all applicable laws, regulations, rules (including applicable listing rules) and any other requirements of the relevant stock exchange or other relevant authorities regarding off-market transactions and transfer of securities without consideration.

7.2                                For the purposes of these Conditions:

(a)                                  “Exchanged Note” in relation to a Note shall be such part of a Note to be calculated on the basis of the following formula:

Exchanged Note = A x B

where:

A	=	percentage in post-IPO issued shares in AGL attributable to the Noteholder which are disposed of pursuant to Condition 7.1 (“Disposal”);

B	=

the principal amount of the Note required for surrender and exchange for 1% of the post-IPO issued shares in AGL , which is dependent on the percentage of post-IPO issued shares in AGL held by the public shareholders as follows:

Amount of outstanding principal amount of the Note exchanged into 1% in post-IPO issued shares in AGL	Percentage of post-IPO issued shares in AGL newly issued at IPO and held by the public shareholders (Note 1)
US$933,761.70	20%
US$996,012.48	25%
US$1,067,156.23	30%

Notes:

1.                                      Such percentage is calculated on a fully diluted basis.

2.                                      If the actual percentage of post-IPO issued shares in AGL held by the public shareholders is not exactly the same as any of those set out above, the amount of outstanding principal amount of the Note exchanged into 1% of post-IPO issued shares in AGL shall be adjusted correspondingly.

3.                                      Assuming the validity of the structure in clause 6.2(h) of the Deed.

(b)                                “Exchange Amount Payable to the Noteholder” in relation to a Note shall be the net proceeds of sale of the Disposal, which shall be conducted at arms-length, less all fees and expenses in connection with the Disposal, received by the Issuer pursuant to the Disposal.

PROVIDED ALWAYS THAT the Issuer is entitled to deduct from the Exchange Amount Payable to the Noteholder an amount equivalent to

“I” as set out below and the Issuer shall pay such amount to the Investment Manager:

I                                           =                                                 all management fees and performances fees deemed to have been accrued on a daily basis under the Investment Management Agreement since the date when management fees were last paid by the Noteholder or were paid pursuant to Condition 7 herein, which are attributable to the Note so redeemed.

(c)                                 “Exchange Shares Transferable to the Noteholder” in relation to a Note shall be the total number of Underlying Assets to be disposed of in connection with the Disposal.

PROVIDED ALWAYS THAT the Issuer is entitled to deduct from the Exchange Shares Transferable to the Noteholder an amount equivalent to “M” as set out below and the Issuer shall pay such amount to the Investment Manager:

M                                   =                                                 all management fees and performances fees deemed to have been accrued on a daily basis under the Investment Management Agreement since the date when management fees were last paid by the Noteholder or were paid pursuant to Condition 7 herein, which are attributable to the Note so redeemed and which shall be payable in Underlying Assets (with the value of the Underlying Assets to be determined in accordance with the Investment Management Agreement).

7.3                                 The Issuer shall within seven (7) days prior to any Disposal under Condition 7.1 give notice to the Noteholder. The Noteholder shall within five (5) Trading Days thereafter give notice to the Issuer electing either the Exchange Amount Payable to the Noteholder or the Exchange Shares Transferable to the Noteholder (but not a combination of both).  In the event that such election in writing is not received by the Issuer within five (5) Trading Days, the Issuer shall be entitled to make the election on behalf of the Noteholder. The Noteholder shall deliver to the Issuer in accordance with Condition 13 the original of the Certificate and do and execute or procure to be done and executed all such further acts, deeds, documents and things as may be reasonable and appropriate for it to do or execute or procure to be done in order to implement and complete the Exchange subject to the terms and conditions herein contained.

7.4                                 Subject to all applicable laws, regulations, rules (including applicable listing rules) and any other requirements of the relevant stock exchange or other relevant authorities, if the Noteholder elects the Exchange Amount Payable to the Noteholder, the Issuer shall within seven (7) Trading Days after the election complete the Disposal and pay to the Noteholder the Exchange Amount Payable to the Noteholder.

7.5                                 Subject to all applicable laws, regulations, rules (including applicable listing rules) and any other requirements of the relevant stock exchange or other relevant authorities, if the Noteholder elects the Exchange Shares Transferable to the Noteholder, the Issuer shall within fourteen (14) Trading Days thereafter transfer to the Noteholder and/or its nominee(s) named in the election notice referred to in Condition 7.3 the Exchange Shares Transferable to the Noteholder.

7.6                                 For the avoidance of doubt, the Noteholder shall be responsible for payment of all taxes and stamp, transfer and registration duties (if any), and stock exchange levies and charges (if any) arising from or in connection with any Disposal and/or Exchange.

7.7                                 After completion of the Exchange, the principal amount of the Note shall be reduced by an amount equal to the Exchanged Note and the Issuer shall deliver to the Noteholder at its own risk at its address set out in Condition 13, (if appropriate) an endorsement on the Certificate by a director of the Issuer for any balance of the Note not so surrendered and exchanged.

8.                                      REMEDIES FOR EVENT OF DEFAULT AND NON-IPO

8.1                                 If IPO does not take place by 31 July 2011, subject to all applicable laws, regulations and any requirements of the Stock Exchange or any other applicable authorities, the Noteholder shall have the right to, at any time thereafter, elect to convert the whole (but not part) of the outstanding principal amount of the Note into such number of Shares to be calculated on the basis set out in Condition 8.3.

8.2                                 Upon a conversion, Shares shall be allotted and issued within fourteen (14) days in the name of the Noteholder pursuant to such conversion and shall be fully paid, free from any liens, charges, encumbrances, pre-emptive rights or other third party rights.  No fraction of a Share will be issued on conversion and the number of Shares to be so issued shall be rounded down to the nearest integer.  Such Shares shall rank pari passu in all respects with all other Shares in issue on the conversion date and shall be entitled to all dividends, bonuses and other distributions the record date of which falls on a date on or after the conversion date.

8.3                                 Subject to all applicable laws and regulations, Shares shall be allotted and issued to the Noteholder in such number as to represent 50.9% of the issued share capital of the Issuer in the event that the New Bonds have not expired or terminated. If the New Bonds have expired or terminated, Shares shall be allotted and issued to the Noteholder in such number as to represent 100% of the issued share capital of the Issuer.  Upon a conversion, the two existing shares in the Issuer shall be cancelled.

8.4                                 The conversion right under Condition 8.1 may be exercised by giving written notice of conversion to the Issuer and presenting the original of the relevant Note certificate to the Issuer at its address specified in Condition 13 for conversion of all of the Note outstanding.  The Noteholder shall also do and execute or procure to be done and executed all such further acts, deeds, documents and things as may be reasonable and appropriate for it to do or execute or procure to be done in order to implement and complete the conversion subject to the terms and conditions herein contained.

8.5                                 The Noteholder shall be responsible for payment of all taxes and stamp, issue and registration duties (if any) arising on any such conversion.

8.6                                If an Event of Default occurs as set out in Condition 9, the remedies in Condition 8.1 shall apply depending on whether or not payment of the Redemption Amount has been made by the Issuer in accordance with Condition 6.2.  If the IPO has taken place, the Noteholder shall have the right at any time thereafter to elect to be paid the Redemption Amount in accordance with Condition 5.1 or surrender and exchange the Note outstanding for the Exchange Amount Payable to the Noteholder or the Exchange Shares Transferable to the Noteholder in accordance with Condition 7.

8.7                                Provided that the New Bonds have expired or terminated, the Issuer and the Noteholder may mutually agree to vary the timing and occurrence of Condition 8.3.

8.8                                Notwithstanding anything herein contained to the contrary, if the Noteholder has not exercised any of the rights as set out in this Condition 8 prior to the maturity of the Note, on the Maturity Date the Noteholder shall be entitled to exercise its right under Condition 5 and this Condition 8 shall no longer be applicable.

9.             EVENTS OF DEFAULT

For the purposes of these Conditions, an “Event of Default” means any of the following events which has a material adverse impact on the Issuer or on the ability of the Issuer to perform its obligations hereunder:

(a)                                  the Issuer defaults in performance of any of its material obligations contained in the Agreement and the terms and conditions of the Note, and such event continues to subsist for a continuous period of thirty (30) days after notice of such event is sent from the Noteholder to the Issuer; or

(b)                                 the Issuer fails to pay the principal amount of the Note when due unless such non-payment is due solely to administrative or technical error and payment is made within fifteen (15) days of the due date thereof; or

(c)                                  an order is made or an effective resolution passed for winding-up of the Issuer; or

(d)                                 if it is or will become unlawful for the Issuer to perform or comply with any of its material obligations under or in respect of the Note; or

(e)                                  if prior to the Maturity Date, AGL or any of its subsidiaries becomes insolvent under any applicable law; is unable to pay its debts as they fall due under any applicable laws, takes any steps for the appointment of an administrator, receiver or similar official over any of its assets; a petition or an order or an effective resolution has been passed for the winding up of AGL or any of its subsidiaries or any other similar event.

10.          VOTING

The Noteholder will not be entitled to receive notices of, attend or vote at any meetings of the Issuer by reason only of it being the Noteholder.

11.          SELLING RESTRICTIONS

The Noteholder agrees not to offer the Note for sale or subscription to the public pursuant to a prospectus within the meaning of the Companies Ordinance (Chapter 32 of the Laws of Hong Kong) except such as, and under circumstances that are, permitted under the said Companies Ordinance or otherwise permitted under the Agreement and the Conditions.

12.          REPLACEMENT NOTE

If the Certificate is lost or mutilated, the Noteholder shall notify the Issuer as soon as practicable and a replacement Certificate shall be issued if the Noteholder provides the Issuer with:

(a)                                 the mutilated Certificate or a declaration by the Noteholder or its officer that the Certificate had been lost or mutilated (as the case may be) or other evidence that the Certificate had been lost or mutilated; and

(b)                                an appropriate indemnity in such form and content as the Issuer may reasonably require. Any Certificate replaced in accordance with this Condition shall forthwith be cancelled.

13.          NOTICES

13.1                           Each notice, demand or other communication to be given or made hereunder shall be in writing, in the English language and delivered or sent to the relevant Party at its respective address or facsimile number set out below (or such other address or facsimile number as the addressee has by five (5) days’ prior written notice specified to the other Party):

To the Issuer:	Address	:	Room 2303, 23rd Floor
China Insurance Group Building
141 Des Voeux Road Central, Central

Hong Kong
	Fax	:	(852) 2117 9390
	Attention	:	Adrian Chan

To the Noteholder:	Address	:	Room 2303, 23rd Floor
China Insurance Group Building
141 Des Voeux Road Central, Central
Hong Kong
	Fax	:	(852) 2117 9390
	Attention	:	Gary Tse

13.2                           Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered: (a) if given or made by letter and delivered by hand or courier when actually delivered to the relevant address; (b) if given or sent by registered mail, on the date which is two (2) Banking Days (in the case of mail sent to a local address) or five (5) Banking Days (in the case of mail sent to an overseas address) after the posting thereof; and (c) if given or made by facsimile, when despatched with confirmation of successful transmission (and if the deemed date of delivery is not a Banking Day, on the immediately following Banking Day).

14.          AMENDMENT

The terms and conditions of the Note may be varied, expanded or amended by agreement in writing between the Issuer and the Noteholder.

15.          GOVERNING LAW AND JURISDICTION

The Note and the Conditions are governed by and shall be construed in accordance with the laws of Hong Kong and the Parties agree to submit to the non-exclusive jurisdiction of the Hong Kong courts.

SCHEDULE 2

COMPLETION REQUIREMENTS

1.             Obligations of the Issuer

At Completion, the Issuer shall deliver to the Investor by facsimile (to be followed by sending the original by mail) the Certificate for the Note duly issued and credited as fully paid in accordance with the terms of the Agreement.

2.             Obligations of the Investor

At Completion, the Investor shall pay the Subscription Money in clear and immediately available funds to the account as may be designated by the Issuer.

In the event that the Investor is required by law to make any deduction or withholding from any Subscription Money, the Investor shall pay to the Issuer such additional amount as shall be necessary so that the Issuer will receive a net amount equal to the full amount which it would have received if such withholding or deduction had not been made.

SCHEDULE 3

ISSUER’S WARRANTIES

Save and except for the matters disclosed in or otherwise contemplated under this Agreement or the Deed:

1.                                       The issue of the Note and the certificate thereof and the performance of the Issuer’s obligations hereunder will not infringe and will not be contrary to any laws or regulations of any governmental or regulatory body of Hong Kong or the Cayman Islands or any other relevant jurisdiction and will not result in any breach of the terms of its memorandum of association and articles of association or constitute a breach (with or without the giving of notice or lapse of time, or both) or acceleration of any of its obligations under any deed, agreement, mortgage or other instrument which is binding on the Issuer (save and except any such conflict, breach or acceleration which does not have a material adverse effect on the Issuer or on the Issuer’s ability to perform any of its obligations contemplated hereunder) and upon issue of the Note and the execution of the certificate thereof by the Issuer and delivery of the same, the Note and the conditions therefor will constitute legal, valid and binding obligations of the Issuer enforceable against it.

2.                                       All necessary consents, authorisations and approvals of any governmental agency or body or any other third parties required in Hong Kong or the Cayman Islands or elsewhere for or in connection with this Agreement, the issue of the relevant Note and the performance of other terms and conditions of this Agreement have been, in relation to itself, obtained or made or will have been obtained or made.

3.                                       The Issuer is validly existing under the laws of its incorporation with power to conduct its business in the manner presently conducted and has complied with all applicable laws and regulations in all jurisdictions in which it operates (save and except any laws or regulations the non-compliance with which does not have any material adverse effect on the Issuer).

4.                                       No litigation, arbitration or administrative proceeding which materially and adversely affects the business or financial condition of the Issuer is currently taking place or so far as the Issuer is aware is pending or threatened against the Issuer or its assets.

5.                                       The Note (when issued) will constitute unconditional, unsecured and unsubordinated obligations of the Issuer and will at all times rank pari passu without any preference among themselves.

6.                                       No event has occurred or circumstances arisen which, had the Note already been issued, could reasonably be expected to (whether or not with the giving of notice and/or the passage of time and/or the fulfilment of any other requirement) constitute an event described under “Events of Default” in the conditions of the Note.

7.                                      No meeting has been convened or resolution proposed, or petition presented, and no order has been made, for the winding-up of the Issuer.  No distress, execution or other similar order or process has been levied on any of the property or assets of the Issuer.  No voluntary arrangement has been proposed or reached by the Issuer with any of its creditors.  No receiver, receiver and manager, provisional liquidator, liquidator or other officer of the court has been appointed in relation to the Issuer.

8.                                      As at the date of this Agreement, there are no loans, guarantees, pledges, mortgages, charges, liens, debentures or encumbrances given, made or incurred by or on behalf of the Issuer.  There is no outstanding indebtedness of the Issuer which has become payable or repayable by reason of any default of the Issuer and which will have a material adverse effect on the Issuer or on the Issuer’s ability to perform any of its obligations contemplated hereunder.

9.                                      As at the date of this Agreement, there are no contracts, agreements, arrangements, acknowledgements, debts, liabilities or obligations of any description (whether actual or contingent) entered into or incurred by the Issuer otherwise than arising from, in connection with or incidental to its incorporation, matters relating to this Agreement or the issuance of the Note.

10.                                As at the date of this Agreement, save for activities relating to the negotiations and the issuance of the Note or the entering into of this Agreement or any documents in connection thereunder or ancillary thereto and the transactions contemplated thereunder, the Issuer has not carried on any business.

IN WITNESS WHEREOF the Parties have executed this Agreement on the day and year first above written.

SIGNED by	)
)
duly authorised for and on behalf of	)	/s/ Adrian Chan
2020 CHINA HOLDINGS, LTD	)
in the presence of:	)

SIGNED by	)
)
duly authorised for and on behalf of	)	/s/ Tse Shiu Wah
SURFMAX INVESTMENT	)
PARTNERS LIMITED	)
in the presence of:	)